Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp, Inc. to Redeem $8 Million Trust Preferred Securities

ANCHORAGE, Alaska - July 14, 2017 - Northrim BanCorp, Inc., the parent company of Northrim Bank (NASDAQ:NRIM), today announced that it will redeem its $8 million floating rate Trust Preferred Security (“TRUPS”) held under Northrim Capital Trust I on August 15, 2017.

“Based on the capital levels we have built over the past few years, this redemption allows us to eliminate one of our higher-cost debt securities. It will support our strong net interest margin and reduce risks associated with rising interest rates,” said Joe Schierhorn, President and CEO.

This TRUPS bears interest at a floating rate of 90-day LIBOR plus 3.15%, became callable in 2008 and has a final maturity of May 15, 2033. In 2016, the total interest cost on the $8 million TRUPS was $310,000. The remaining $10 million TRUPS is not being called and bears interest at a floating rate of 90-day LIBOR plus 1.37% with a final maturity date of May 15, 2036.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

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Note Transmitted on GlobeNewswire on July 14, 2017, at 12:05 pm Alaska Standard Time.